EX-99.14.a

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Necessary Findings of Fact by the Trust on Behalf of the Acquired Fund” and “Necessary Findings of Fact by the Trust on Behalf of the Acquiring Fund” in Exhibit A to the Information Statement/Prospectus included in this Registration Statement (Form N-14) of Delaware VIP Trust, relating to the reorganization of the Delaware VIP Trend Series into Delaware VIP Smid Cap Growth Series (formerly, Delaware VIP Growth Opportunities Series), the references to our firm under the captions "Financial Highlights" in the Delaware VIP Smid Cap Growth Series and Delaware VIP Trend Series Prospectuses (Standard Class and Service Class) dated April 30, 2010, incorporated by reference in this Registration Statement, the reference to our firm under the caption “Financial Statements” in the Delaware VIP Trust Statement of Additional Information dated April 30, 2010, incorporated by reference in this Registration Statement, and the incorporation by reference of our reports on Delaware VIP Growth Opportunities Series and Delaware VIP Trend Series dated February 17, 2010 included in the 2009 Annual Reports to shareholders.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 26, 2010